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                                                                    Exhibit 16.1


June 25, 2003




Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Brandywine Realty Trust and, under the date of February 26, 2003, we reported on the consolidated financial statements of Brandywine Realty Trust as of and for the years ended December 31, 2002 and 2001. On June 19, 2003, we were notified that our appointment as principal accountants was terminated. We have read Brandywine Realty Trust's statements included under Item 4 of its Form 8-K dated June 25, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Brandywine Realty Trust's statements that (i) the dismissal of KPMG LLP and the appointment of PricewaterhouseCoopers LLP was authorized by the Audit Committee of the Board of Trustees; and, (ii) that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Brandywine Realty Trust's consolidated financial statements.

Very truly yours,


KPMG LLP
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KPMG LLP



cc:      Mr. Christopher P. Marr
         Sr. VP and Chief Financial Officer
         Brandywine Realty Trust